Exhibit 10.2

AGREEMENT

This Agreement is made as of September 2, 2011 (“Effective Date”) by and among North America Industrial Investment Co., Ltd (“NAIIC”), Bank of America Tower, 701 Fifth Avenue, Floor 4200, Seattle, Washington, 98104, The Rebel Group, Inc. (“Rebel”), 317 Madison Avenue, Suite 1520, New York, New York 10017 and Stalar 1, Inc., a Delaware corporation owned by Dr. Steven R. Fox (“Stalar 1”), with respect to allocation of equity securities, including, without limitation, shares and warrants, received by the shareholders of Stalar 1 in connection with the merger of Tianjin TEDA Hengyun Commerce and Trade Co., Ltd. and Stalar 1 (the “Merger”). It is anticipated that in connection with the Merger, the stockholders of Stalar 1 will receive fully-paid and non-assessable shares of the capital stock of the survivor of the Merger, which shares shall represent a total of nine percent (9%) of the fully-diluted capital stock of the survivor of the Merger (calculated post-money, e.g. after any planned equity financing transaction involving the surviving entity contemplated to occur prior to or subsequent to or simultaneously with the Merger) and warrants to acquire shares of capital stock of the survivor of the Merger, which shares shall represent a total of six percent (6%) of the fully-diluted capital stock of the survivor of the Merger (calculated post-money, e.g. after any planned equity financing transaction involving the surviving entity contemplated to occur prior to or subsequent to or simultaneously with the Merger).

A portion of the shares received by Rebel or its affiliates in connection with the Merger as a stockholder of Stalar 1 shall be transferred to NAIIC at no cost. The number of shares to be transferred to NAIIC shall equal fifty six percent (56%) of the shares received by all of the Shareholders plus fifty percent (50%) of remaining shares received by Rebel.

Two-Third (67%) of any warrants received by Rebel or its affiliates in connection with the Merger as a stockholder of Stalar 1 shall be transferred to NAIIC at no cost.

Stalar 1 shall be entitled to receive $10,000 paid for any and all expenses incurred by Stalar 1 in connection with negotiation and closing of the Merger.

No amendments or additions to this Agreement will be binding unless in writing and signed by NAIIC, Rebel and Stalar 1. The terms of this Agreement shall be interpreted in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party consents to the jurisdiction of the state and federal courts of the State of New York in the event of any dispute under this Agreement. This Agreement may not be assigned by either party. This Agreement shall be binding on the successors and assigns of each party.

NORTH AMERICA INDUSTRIAL INVESTMENT CO., LTD.

By: /s/ Kent K. Mao	09/02/2011
Kent K. Mao, Chairman	Date:

REBEL GROUP, INC.

By: /s/ Steven R. Fox	09/02/2011
Dr. Steven R. Fox, President	Date:

STALAR 1, INC.

By: /s/ Steven R. Fox	09/02/2011
Dr. Steven R. Fox, President	Date: